EQUITABLE LIFE INSURANCE
COMPANY OF IOWA                                                   403(b) RIDER

A Stock Company Domiciled in Iowa
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The following language amends and takes precedence over contrary language in the
Contract to which it is attached. The Effective Date of this Rider shall be the later of January 1, 2002, or the Contract Date.

On the basis of the application for which this Contract is issued and to which this Rider is attached, the Contract is intended to qualify under Section 403(b) of the Internal Revenue Code. In the event of any conflict between the provisions of this Rider and the Contract, the provisions of this Rider will control.

1.   All references in this Rider to:
          (a) "IRC" means the Internal Revenue Code of 1986, as amended from time to time.
          (b) "Contract" means the Contract or Certificate to which this Rider is attached.
          (c) "Employee or Owner" means the Owner of the Contract to which this Rider is attached.
          (d) "Designated Beneficiary" means the beneficiary named by the Owner in the Contract.
          (e) "We", "our", and "us" means Equitable Life Insurance Company of Iowa.

2. This Contract is nontransferable. Other than to us, it may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

3.   This Contract is valid only if it is purchased:
          (a) for an Employee by an employer as described in IRC Section 501(c)(3) which is exempt from income tax under IRC Section 501(a); or
          (b) for an Employee who performs services for an educational organization described in IRC Section 170(b)(1)(A)(ii), by an employer which is a state, a political subdivision of a state, or an agency or instrumentality of a state or political subdivision thereof; or
          (c) by an individual in a rollover as permitted by IRC Sections 402(c)(1), 403(b)(8), 403(b)(10) and 408(d)(3); or
          (d) by an individual in a direct transfer meeting the requirements of Internal Revenue Service Rev. Rul. 90-24.

4. The premium payments applicable to this contract must be attributable to the Employee's salary reduction agreement, or to permitted employer contributions, except in the case of a rollover contribution or direct transfer. The premium payments must be in cash. Except as provided in Paragraph 5 below, the total of applicable premium payments made pursuant to a salary reduction agreement for any tax year shall not exceed the lesser of:
          (a)  $11,000  (or such  higher  amount as may be  permitted  under IRC
               Section 402(g)(1) in effect for such tax year, except to the extent of any alternative limitation permitted under IRC Section 402(g)(7)); or
          (b)  the applicable limit described in IRC Section 415.

     Except as provided in Paragraph 5 below or in the case of a rollover contribution or direct transfer, total premium payments in any tax year, whether attributable to the Employee's salary reduction agreement, or to permitted employer contributions, shall not exceed the applicable limit described in IRC Section 415.

     In addition, premium payments under this Contract may not exceed those permitted under the incidental death benefit rules of Treasury Regulations
     Section 1.401-1(b)(1)(i), as interpreted by applicable Revenue Rulings. Accordingly, in no event shall the aggregate amount of premiums under this Contract, at any time, exceed fifty percent (50%) of the aggregate amount of the cumulative


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     employer contributions (including salary reduction contributions) allocated to the Employee under the tax sheltered annuity program with respect to which this Contract is purchased.

     We reserve the right to refund premiums when necessary to comply with the foregoing limits.

5. An Employee who is eligible to make contributions to this Contract pursuant to a salary reduction agreement for any year and who has attained age 50 before the close of the year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, IRC
     Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Contract implementing the required limitations of IRC Sections 402(g), 403(b) and 415. The Contract shall not be treated as failing to satisfy the requirements of IRC Section 403(b)(12) by reason of the making of such catch-up contributions.

6. To the extent attributable to contributions made pursuant to salary reduction agreements, distribution of the assets of this Contract may not be made before the Owner:

          (a)  attains age 59 1/2;
          (b)  has a severance from employment;
          (c)  dies;
          (d)  becomes disabled; or
          (e) incurs a financial hardship (limited to contributions only, not earnings).

     The above restrictions do not apply with respect to that portion of the value of the Contract that is equal to the value of the Contract as of December 31, 1988.

7.       (a)   Notwithstanding  any  provision  of  this  Contract  to  the contrary,  the  distribution  of  the  Owner's  interest  in  the
               Contract shall be made in accordance with the requirements of IRC
               Sections  403(b)(10)  and  401(a)(9)  and the  regulations  there under,  the  provisions  of  which  are  herein  incorporated  by
               reference,   including  Section  1.403(b)-3  of  the  Income  Tax
               Regulations. The portion of this Contract that is equal to the undistributed value of the Contract as of December 31, 1986, shall be distributed in accordance with the incidental benefit requirements described in Q&A-3 of Section 1.403(b)-3 of the Income Tax Regulations. The required minimum distributions for this Contract may be withdrawn from another IRC 403(b) contract of the Owner in accordance with Q&A-4 of Section 1.403(b)-3 of the Income Tax Regulations.

          (b) If distributions are made in the form of an annuity on an irrevocable basis (except for acceleration), then distributions must satisfy the requirements of Q&A-4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, rather than Paragraphs 7(c), 7(d), 7(e), and 8 below.

          (c) The Owner's entire interest in the Contract will commence to be distributed no later than the Owner's "required beginning date." The Owner's "required beginning date" will be the first day of April following the later of: (i) the calendar year in which the Owner attains age 70 1/2, or (ii) the calendar year in which the Owner retires from employment with the employer maintaining the plan applicable to this Contract. The Owner's "first distribution calendar year" will be the calendar year immediately preceding the Owner's required beginning date.

          (d) The amount to be distributed each year, beginning with the Owner's first distribution calendar year and continuing through the year of death, shall not be less than the quotient obtained by dividing the value of the Contract as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of Section 1.401(a)(9)-9 of the Income Tax Regulations, using the Owner's age as of his or her birthday in the year. However, if the Owner's sole designated beneficiary is his or her spouse and such spouse is more than 10 years younger than the Owner, then the distribution period is determined under the Joint and Last Survivor Table in Q&A-3 of Section 1.401(a)(9)-9 of the Income Tax Regulations, using the ages as of the Owner's and spouse's birthdays in the year.



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          (e)  The  required  minimum  distribution  for the first  distribution calendar year can be made as late as the Owner's required beginning date. The required minimum distribution for any other year must be made by the end of such year.

8.   (a)       Death On or After Required Distributions Commence. If the Owner
     dies on or after the required beginning date, the remaining portion of his or her interest will be distributed at least as rapidly as follows:

               (i) If the designated beneficiary is someone other than the Owner's surviving spouse, the remaining interest will be distributed over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or over the period described in Paragraph 8(a)(iii) if longer.

               (ii) If the Owner's sole  designated  beneficiary  is the Owner's surviving spouse, the remaining interest will be distributed over such spouse's life or over the period described in Paragraph 8(a)(iii) if longer. Any interest remaining after such spouse's death will be distributed over such spouse's remaining life expectancy determined using the spouse's age as of his or her birthday in the year of the spouse's death, or, if the distributions are being made over the period described in Paragraph 8(a)(iii), over such period.

               (iii)If there is no designated  beneficiary,  or if applicable by operation of Paragraph 8(a)(i) or 8(a)(ii), the remaining interest will be distributed over the Owner's remaining life expectancy determined in the year of the Owner's death.

               (iv) The  amount  to be  distributed  each year  under  Paragraph
                    8(a)(i), 8(a)(ii) or 8(a)(iii), beginning with the calendar year following the calendar year of the Owner's death, is the quotient obtained by dividing the value of the Contract as of the end of the preceding year by the remaining life expectancy specified in such paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's or Owner's age, as the case may be, in the year specified in Paragraph 8(a)(i), 8(a)(ii) or 8(a)(iii) and reduced by 1 for each subsequent year.

          (b) Death Before Required Beginning Date. If the Owner dies before the required beginning date, his or her entire interest will be distributed at least as rapidly as follows:

               (i) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with Paragraph 8(b)(iii).

               (ii) If the Owner's sole  designated  beneficiary  is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with Paragraph 8(b)(iii). If the surviving spouse dies before distributions are required to begin, the remaining interest will be distributed, starting by the end of the Calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Paragraph 8(b)(iii). If the surviving spouse dies after the distributions are required to begin, any remaining interest will continue to be distributed over the spouse's remaining life expectancy determined using the spouse's age as of his or her birthday in the year of the spouse's death.

               (iii)If there is no designated  beneficiary,  or if applicable by operation of Paragraph 8(b)(i) or 8(b)(ii), the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under Paragraph 8(b)(ii)).

               (iv) The  amount  to be  distributed  each year  under  Paragraph
                    8(b)(i) or 8(b)(ii) is the quotient obtained by dividing the value of the Contract as of the end of the preceding year by the remaining life expectancy specified in such paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in Paragraph 8(b)(i) or 8(b)(ii) and reduced by 1 for each subsequent year.

          (c)  The  "value"  of  the   Contract   includes  the  amount  of  any
               outstanding rollover and transfer under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations.

9. Notwithstanding any provision of this Contract to the contrary that would otherwise limit an Owner's election under this Contract, an Owner may elect, at any time and in the manner prescribed by us, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Owner in a Direct Rollover.

         For the purpose of this paragraph, the following definitions apply:
          (a) ELIGIBLE ROLLOVER DISTRIBUTION is any distribution of all or any portion of the assets of the Contract, not including:
               (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Owner or the joint lives (or joint life expectances) of the Owner and the Owner's designated beneficiary, or for a specified period of ten years or more;
               (ii) any distribution to the extent such distribution is required under IRC Sections 401(a)(9) or 403(b)(10); and
               (iii) any amount that is distributed on account of hardship.

                  In addition, the portion of any distribution that is not includible in the gross income of the Owner may be considered part of an Eligible Rollover Distribution; provided, however, such portion may be transferred only to an individual retirement account or annuity described in IRC Section 408(a) or (b), or to another annuity described in Section 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

     (b)  ELIGIBLE RETIREMENT PLAN IS:

          (i)  an annuity described in IRC Section 403(b);
          (ii) an individual retirement account described in IRC Section 408(a);
          (iii)an  individual   retirement  annuity  described  in  IRC  Section
               408(b);
          (iv) an employee's qualified trust described in IRC Section 401(a) which is exempt from tax under IRC Section 501(a);


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

          (v)  an annuity plan described in IRC Section 403(a); or
          (vi) an eligible deferred compensation plan under IRC Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Contract.

     (c) DIRECT ROLLOVER is a payment by us to the Eligible Retirement Plan specified by the Owner.

     (d) Owner, for the purposes of this paragraph, includes the Owner's surviving spouse and the Owner's spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in IRC Section 414(p).

10.  This Contract shall be for the exclusive benefit of the Owner or his or her
     beneficiary.   The   Owner's   rights   under   this   Contract   will   be
     non-forfeitable.

11. We reserve the right to amend or administer the Contract and Rider as necessary to comply with the provisions of the IRC, Internal Revenue Service Regulations or published Internal Revenue Service Rulings. We will send a copy of such amendment to the Owner. It will be mailed to the last post office address known to us. Any such changes will apply uniformly to all Policies that are affected and the Owner will have the right to accept or reject such changes.

12. Except in the case of a Contract purchased by a church, no premium payments applicable to this Contract can be made unless all employees of the employer may elect to have the employer make contributions of more than $200 under a salary reduction agreement. For purposes of this paragraph any Employee who is a participant in (a), (b) or (c) below may be excluded.
          (a)  an eligible deferred compensation plan under IRC Section 457(b);
          (b)  a qualified cash or deferred arrangement; or
          (c)  another IRC Section 403(b) annuity.

     In addition, any non-resident aliens and students who normally work less than twenty (20) hours per week may be excluded.


13. The Annuitant may make a cash loan using the value of the Contract as security for the loan subject to the limits and conditions stated below and the limits defined under IRC regulations.

     (a)  The loan must be taken prior to the Maturity Date;

     (b) The Annuitant must complete an application, on a form acceptable to us, for each loan;

     (c)  A loan must be for a minimum of $1000.00;

     (d)  The Annuitant has not attained age 70 1/2;

     (e) The Annuitant may not have more than 2 loans outstanding on the Contract at any time;

     (f)  We may charge a fee for each loan, such fee not to exceed $75.00;

     (g) No loan value is available prior to the end of the Right to Examine Contract provision; and

     (h)  Loans are not available on Contracts under ERISA plans.

We may, at our discretion, waive in whole or in part any of the above stated limits or conditions, subject to IRC requirements. Any such waiver will be applied to all Contracts having the same Contract Issue Date on a uniform basis.

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

Loan Security

A portion of the Contract Value will be transferred to the Fixed Account as security for a loan. Unless directed otherwise by the Annuitant, such amount will be transferred from the Contract's Subaccounts on a prorata basis, based on the Annuitant's investments in the Subaccounts at the time of the loan. Should the Contract Value in the Subaccounts be less than the amount of the loan, the remaining security balance will be taken from the amounts then allocated to the Fixed Account, using oldest Purchase Payments and earnings thereon first. The amount of the Contract Value held in the Fixed Account as security for loans will equal the total loan balance when a loan is taken. Periodically, the amount held in the Fixed Account as security for the loan is readjusted to equal the then current loan balance. Total loan balance includes accrued interest on the loan amount.

Loan Interest

We charge loan interest on the outstanding loan balance at 6% interest in arrears. Interest not paid when due shall be added to the loan balance. Interest on the loan is included with each repayment. If the Contract terminates, interest will be due based on the interest accrued to date.

The portion of the Contract Value which is security for the loans may earn less interest than is credited to the unloaned portion. Interest credited to the Fixed Account will not be less than 3%.


Loan Repayment

Loans shall be repaid in substantially equal payments over a period not to exceed 5 years. If a loan is used to purchase the Annuitant's principal residence, the Annuitant may take up to a maximum of 30 years to repay the loan. We may, by rule, limit the repayment term to a period of years less than the maximum number of years. The loan period may not extend beyond the Maturity Date. Amounts transferred that were securing a loan in the Fixed Account as a result of loan repayments will be allocated prorata to the Annuitant's current allocation among the Subaccounts. Should there be no current allocations to a Subaccount, such repayment will be allocated to the Liquid Asset Division.

At the end of each calendar quarter we will check loan repayments. If at that time the cumulative loan repayments are less than the cumulative repayments scheduled to be paid up to that due date, and if the difference is greater than repayments scheduled in such quarter, then the loan will default. In the event of default:

(a)  The entire balance of the loan will be treated as a distribution; and

(b) The value of the Contract will be reduced by the loan balance, to the extent permitted by law.

In the event such a distribution is prohibited, we will treat the loan balance as permitted by federal tax law. Any surrender charges will apply.

Any outstanding loan balance, whether or not in default, will be deducted from the amount under the Contract payable upon death of the Annuitant, or surrender.

Effect Of Loans On Withdrawals Under The Contract

(a) Partial withdrawals based on a percentage of the Contract Value without surrender charge will be based on the Contract Value minus any outstanding loans at the time of withdrawal.

(b) Partial withdrawals without surrender charge based on earnings will have earnings eligible for withdrawal reduced by any outstanding loans at time of withdrawal.

(c) Systematic withdrawal limits based on a percent of the Contract Value will be based on the Contract Value minus outstanding loans.



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The maximum  withdrawal  amount  available will be based on cash surrender value less loan balance on the date of withdrawal. Any test to determine whether an administrative fee is due will use the Contract Value net of outstanding loan.

If at any time, the loan balance equals or exceeds the cash surrender value, the Contract may terminate without value. The Contract's cash surrender value will be used to repay the loan balance. The Contract is assigned to us as security for any loan. Our interest is superior to the claim of any assignee or other person.





























SIGNED FOR EQUITABLE LIFE INSURANCE COMPANY OF IOWA:





      President
                 /s/Keith Gubbay


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